                                                                     EXHIBIT 2.1
                                                                     -----------

                            Asset Purchase Agreement


          This Asset Purchase Agreement ("Agreement") is made and entered into by and among ebuyxpress.com, LLC ("ebuy"), a Virginia limited liability company, or an existing or new subsidiary entity to be formed by it (and all rights of ebuy under any definitive agreement entered into after this letter of intent will be freely assignable by ebuy to such a subsidiary) having its principal place of business located at Commonwealth Center, 45600 Terminal Drive, Dulles, VA 20166-4300, NISSCO/Sunline, Inc. ("NISSCO"), a Nevada corporation having its principal place of business at 1023 Morales St., San Antonio, TX 78205, and Enviro-Clean of America, Inc. ("EVCL"), a Nevada corporation having its principal place of business at 1023 Morales St., San Antonio, TX 78205, and is effective on the date of execution by all parties ("Effective Date"). The following are statements of the facts giving rise to this Agreement:

          (i) NISSCO desires to sell, and ebuy (or at ebuy's option, a subsidiary of ebuy now in existence or to be formed, and in such event, for all purposes in this Agreement, the term "ebuy" will include either ebuy or any such subsidiary) desires to purchase, certain assets of NISSCO used by NISSCO in the conduct of its business; and

          (ii) ebuy and NISSCO desire to set forth in this Agreement their understandings and agreements with each other for the consideration, terms and conditions of such purchase.

          Therefore, for the mutual promises and other good and valuable consideration contained herein, the adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1.  Recitations of Facts. The foregoing statements of the facts giving
              --------------------
rise to this Agreement are hereby incorporated in this Agreement as substantive provisions, as though the same were set forth in the numbered paragraphs hereof.

          2.  Sale of Assets.
              --------------

                a.     Assets.  Upon the terms and subject to the conditions set
                       ------
forth in this Agreement and upon the representations and warranties made herein by each of the parties to the other, on the Closing Date (later defined), NISSCO will sell, grant, convey, assign, transfer and deliver to ebuy, and ebuy will purchase and acquire from NISSCO, all of the tangible and intangible assets and properties of NISSCO of every kind, nature and description (wherever located), as the same exist on the Closing Date, except those assets and properties specifically excluded pursuant to this Agreement (said assets and properties to be sold to ebuy being hereinafter collectively referred to as the "Assets"), free and clear of any liabilities or claims whatsoever, except as otherwise specifically set forth and assumed by ebuy in accordance with this Agreement. Risk of loss to the Assets by fire, damage, or other casualty will be with NISSCO until Closing.

                b.    Exclusions.  Anything herein contained to the contrary
                      ----------
notwithstanding, the following assets and properties of NISSCO are specifically excluded from the Assets and will be retained by NISSCO:

                        i. All cash on hand, including bank accounts and temporary cash investments, in excess of:

                                (1)  The cash deducted from cost justified
discount ("CJD") payments previously made or to be made to Members for the first two (2) calendar quarters of 2000, and intended to be held in escrow by NISSCO until the 2001 buying conference, at which time NISSCO intends to pay out such sums as an inducement for Members' attendance at the buying conference, in the amount of $17,500 (which amount will be transferred by NISSCO to ebuy in the form of a credit against, or deduction from, the Purchase Price paid by ebuy at Closing);

                                (2)  The revenue sharing payment liability to
Members for the first two (2) calendar quarters of 2000, in the amount of $7,500 (which amount will be transferred by NISSCO to ebuy in the form of a credit against, or deduction from, the Purchase Price paid by ebuy at Closing); and

                                (3)  The amount of CJD payments due to Members
and former Members for the second (2nd) calendar quarter of 2000, if any; which amount shall be included.

                        ii. Claims for refunds of taxes and other governmental charges for periods ending on or prior to the Closing Date;

                        iii. Claims or rights against third parties relating to liabilities or obligations which are not assumed by ebuy hereunder;

                        iv. Rights under insurance policies, including rights to any cancellation value on the Closing Date, except that NISSCO assigns to ebuy rights under all policies (or makes the proceeds available) with respect to claims arising out of transactions or events prior to the Closing Date for which ebuy has agreed to be, or is responsible hereunder; and

                        v. All accounts receivable, notes receivable, and open account loans receivable except those relating to or resulting from Vendor contracts or arrangements or the payment to NISSCO of rebates or refunds based on Member purchases.

                        vi. Any claim against any person or former employees of NISSCO relating to conversion of NISSCO property, including all causes of action relating to that claim.

                c.  Title Documents.  At the Closing, NISSCO will execute and
                    ---------------
deliver to ebuy:

                        i. A Bill of Sale in standard form ("Bill of Sale"), under the terms of which NISSCO will convey the Assets to ebuy, and

                        ii. Such other bills of sale, deeds, instruments of assignment and other appropriate documents as may be reasonably requested by ebuy in order to carry out the intentions and purposes of this Agreement.

                d.  Third Parties.  Nothing in this Agreement will be construed
                    -------------
as an attempt or agreement to assign any contract, agreement, license, lease, sales order, purchase order or other commitment which is nonassignable without the consent of the other party or parties thereto unless such consent has been given, and if none are given, then NISSCO warrants that none are required.

        3.  Purchase Price; Payment.
            -----------------------

                a.  Purchase Price.  Upon the terms and subject to the
                    --------------
conditions set forth in this Agreement, in reliance upon the representations, warranties, covenants and agreements of NISSCO contained herein, and in exchange for the sale, grant, conveyance, assignment, transfer and delivery of the Assets, ebuy agrees to pay to NISSCO the sum of One Hundred Thousand Dollars ($100,000.00) ("Purchase Price"). NISSCO and ebuy hereby agree that the Purchase Price will be allocated to and among the Assets as set forth in a separate document to be signed by the parties at Closing. Each party covenants and agrees that the transaction contemplated hereby will be reported for tax purposes using said allocation of the Purchase Price.

                b.  Payment of Purchase Price.  The Purchase Price will be
                    -------------------------
payable by ebuy to NISSCO in the firm of wired cleared funds sent directly by ebuy's bank to EVCL's bank account at EVCL's bank in accordance with the written instructions of NISSCO given to ebuy at least twenty-four (24) hours prior to the Closing, and will include the good faith earnest money deposit earlier paid by ebuy to EVCL or EVCL's counsel in the amount of $25,000.

        4.  Nonassumption of Liabilities.  ebuy is not assuming, and will not be
            ----------------------------
deemed to have assumed, any liabilities or obligations of NISSCO of any kind or nature whatsoever, except as expressly provided in this Agreement, and except for the AT&T telephone capital lease and the Pitney Bowes postage equipment lease, which ebuy acknowledges and agrees to assume for all liabilities
commencing with the Closing Date.   ebuy and NISSCO agree that without further
action, as of the Closing, all contracts between ebuy and NISSCO for the management of NISSCO's business are canceled.

        5.  Closing.  The closing of the purchase and sale of the Assets
            -------
("Closing") will take place as promptly as practicable after satisfaction of the latest to occur, or, if permissible, waiver, of the closing conditions set forth in this Agreement, at such place, date, and time as NISSCO and ebuy may mutually agree, and will occur by September 30, 2000. Such date and time of Closing are herein referred to as the "Closing Date."

        6.  Representations; Warranties.
            ---------------------------

                a.     Of NISSCO.
                       ---------

                        i.      Title to Assets.  NISSCO warrants and represents
                                ---------------
to ebuy that (i) NISSCO owns and has good and marketable title to all of the Assets; (ii) there are no liens or claims against the Assets; (iii) NISSCO is the rightful owner of the Assets and the business conducted therewith, with full power and right to transfer, convey and assign them.

                        ii.     Existence; Good Standing; Corporate Authority;
                                ----------------------------------------------
Compliance With Law. NISSCO and EVCL are corporations duly organized, validly
-------------------
existing and in good standing under the laws of Nevada, and have the requisite power and authority to own, operate, lease and otherwise to hold and operate their assets and properties and to carry on their business as now being conducted and as proposed to be conducted, and to perform the terms of this Agreement and the transactions contemplated hereby. NISSCO and EVCL are duly qualified to conduct their business, and are in good standing, in each jurisdiction in which the character of their properties owned, operated or leased or the nature of their activities makes such qualification necessary. The transaction contemplated by this Agreement has been properly approved and authorized by NISSCO and EVCL, and the completion thereof by NISSCO or EVCL does not violate any law or statute to which they are subject.

                        iii.    Authorization.  The execution and delivery of
                                -------------
this Agreement and all agreements and documents contemplated by NISSCO, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action.

                        iv.     Financial Statements.  NISSCO has furnished to
                                --------------------
ebuy (i) a management-prepared, internally generated balance sheet of NISSCO as of June 30, 2000 ("Balance Sheet"), and (ii) a management-prepared, internally generated state of operations of NISSCO for the period ending on June 30, 2000, copies of which are attached hereto as Exhibit A (collectively, "Financial Statements"). Except as set forth in the Seller's Disclosure Memorandum, the Financial Statements fully and fairly set forth the financial condition of NISSCO as of the dates indicated, and the results of its operations for the periods indicated, in accordance with GAAP consistently applied, except as otherwise stated therein and in the related reports of independent accountants, copies of which are attached as part of Exhibit A.

                        v.      Undisclosed Liabilities.  NISSCO has no known
                                -----------------------
liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, which are not reflected or provided for in the Financial Statements except (i) those arising after the date of the Financial Statements which are in the ordinary course of business, in each case in normal amounts and none of which is materially adverse, and (ii) as and to the extent specifically described in the Seller's Disclosure Memorandum.

                        vi.     Absence of Certain Business Changes.  Except as
                                -----------------------------------
set forth in the Seller's Disclosure Memorandum, since the date of the Financial Statements through the Closing Date, NISSCO has not been subject to or incurred any material adverse business change.

                        vii.    Taxes.  NISSCO has duly and timely filed or
                                -----
caused to be filed all federal, state, local and foreign tax returns (including, without limitation, consolidated and/or combined tax returns) required to be filed by it prior to the Effective Date which relate to NISSCO or with respect to which NISSCO or the Assets or liable or otherwise in any way subject, and has paid or, if not yet due, will pay when due, all taxes shown to be due and payable on such returns (which taxes are all the taxes due and payable under the laws and regulations pursuant to which such returns are filed). No deficiency in payment of taxes for any period has been asserted by any taxing body and remains unsettled at the Effective Date.

                        viii.   Personal Property Condition.  All tangible
                                ---------------------------
personal property included within the Assets is sold as is.

                        ix.     Business Property Rights.  No person or
                                ------------------------
corporation has made or threatened to make any claims that the operation of the business of NISSCO is in violation of or infringes any proprietary or trade rights of any third party.

                        x.      No Breach or Default.  Except as set forth in
                                --------------------
the Seller's Disclosure Memorandum, NISSCO is not in default under any contract to which it is a party or by which it is bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such contract, and NISSCO has no reason to believe that the parties to such contracts will not fulfill their obligations under such contracts in all material respects or are threatened with insolvency.

                        xi.     Litigation.  Except as set forth in the Seller's
                                ----------
Disclosure Memorandum, (i) there are no known actions, suits or proceedings with respect to NISSCO involving claims by or against NISSCO or the Assets which are pending or threatened against NISSCO or the Assets, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and (ii) no basis for any such action, suit or proceeding exists, and there are no orders, judgments, injunctions or decrees of any court or governmental agency with respect to which NISSCO or the Assets have been named or to which NISSCO is a party, which apply, in whole or in part, to the business of NISSCO, or to the Assets or which would result in any material adverse change in the business or prospects of NISSCO.

                        xii.    Stock.  EVCL owns all of the shares of the
                                -----
common capital stock of NISSCO. All of such shares are fully paid and nonassessable and are free and clear of liens, and all of the voting power of NISSCO's common capital stock resides in the shares owned by EVCL.

                        xiii.   Names.  Immediately after the Closing, EVCL will
                                -----
dissolve NISSCO or take all steps required to officially and legally change NISSCO's corporate name to a name which does not contain "NISSCO" or "Sunline," and is not, in the reasonable opinion of ebuy or its counsel, otherwise confusingly similar to NISSCO's name on the date of this Agreement.

                        xiv.    Vendor Payments Received by NISSCO.  After the
                                ----------------------------------
Closing, if NISSCO receives any rebates or other payments from any Vendors relating to Member purchases, NISSCO will immediately account for and remit the same to ebuy.

                        xv.     Transition Assistance.  For a reasonable period
                                ---------------------
after the Closing NISSCO and EVCL will assist ebuy in the orderly transition of the business from NISSCO to ebuy, and will comply with ebuy's reasonable requests for joint telephone contact with Vendors and Members, signatures on correspondence, and other like transition assistance.

                        xvi.    EVCL as Member.  So long as ebuy can deliver
                                --------------
relationships with the vendors or manufacturers and deliver specific products which EVCL requires and deliver the specific products at competitive pricing, EVCL, for itself and its subsidiaries, operating divisions, and affiliates, and will be and remain a distributor member of NISSCO under ebuy ownership, and Cleaning Ideas Corporation will become and remain a member, and cause their purchasing to be done through NISSCO owned by ebuy.

                b.      Of ebuy.  Provided that NISSCO transfers the funds to
                        -------
ebuy as NISSCO is required to do under the terms of this Agreement, ebuy will pay the Members the CJDs due to them for purchases made during the second calendar quarter of 2000. ebuy intends to pay the Members for the second quarter of 2000 within thirty (30) days after the Closing, and ebuy agrees that any of such funds not paid to such Members within sixty (60) days after the Closing will be immediately returned to NISSCO or EVCL at the direction of EVCL, along with a full report and accounting of funds received, Members paid, date of payments, and funds remaining to be paid or withheld from Members. ebuy is a Virginia limited liability company, duly and properly organized and authorized to complete all transactions contemplated by this Agreement.

        7.  Bulk Sales Laws.  ebuy waives compliance with the applicable bulk
            ---------------
sales laws of any state in which NISSCO does business and where such laws may apply to the transaction contemplated by this Agreement.

        8.  Indemnification.
            ---------------

                a.  General Indemnification by NISSCO.  NISSCO and EVCL covenant
                    ---------------------------------
and agree to indemnify, defend, protect and hold harmless ebuy and its members, officers, directors, employees, stockholders, assigns, successors and affiliates (individually, "ebuy Indemnified Party" and collectively, the "ebuy Indemnified Parties") from, against and in respect of:

                        i. All liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages), costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by ebuy Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                                (1)  Any breach of any representation or
warranty of NISSCO set forth in this Agreement or any Exhibit or certificate delivered by or on behalf of NISSCO in connection herewith;

                                (2)  Any nonfulfillment of any covenant or
agreement by NISSCO under this Agreement;

                                (3)  The assertion against any ebuy Indemnified
Party of any Damages relating to claims of third parties arising from the business, operations or assets of NISSCO prior to the Closing Date or the actions or omissions of the directors, officers, stockholders, employees or agents of NISSCO prior to the Closing Date, whether the same are stated as tort, contract, equity, or other causes of action, and whether arising under common law or federal statutory or regularly law or the law of any state or local jurisdiction, other than:

                                        (a)  Damages arising from matters
expressly disclosed in the Financial Statements or this Agreement;

                                        (b)  Claims for payment of CJDs to
Members for products purchased by Members during or after the third quarter of 2000, so long as NISSCO or EVCL has not improperly withheld from ebuy the Vendor rebates or payments to which such CJDs relate; and

                                        (c)  Damages arising from ebuy's actions
with respect to the management or operations of NISSCO's business prior to the Closing Date.

                                (4)  Any claim asserted by any Member or any
other person against NISSCO for non payment of CJDs for the second calendar quarter of 2000 if ebuy has returned to NISSCO the funds therefor under and in accordance with Paragraph 6b, above; or

                                (5)  Any claim asserted by Thomas Haines or
other former employees of NISSCO based on events occurring, or NISSCO's breach of agreements entered into by NISSCO, prior to the Closing Date.

                        b.  Limitation on NISSCO's Liability.  The maximum
                            --------------------------------
cumulative amount of NISSCO's or EVCL's liability to ebuy for Damages related to any of the matters described in Paragraph 8.a.i.(1) and (2) above is limited to the Purchase Price.

                c.  General Indemnification by ebuy.  ebuy covenants and agrees
                    -------------------------------
to indemnify, defend, protect and hold harmless NISSCO and its members, officers, directors, employees, stockholders, assigns, successors and affiliates (individually, a "NISSCO Indemnified Party" and collectively, the "NISSCO Indemnified Parties") from, against and in respect of:

                        i. All liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages), costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by NISSCO Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                                (1)  Any breach of any representation or
warranty of ebuy set forth in this Agreement or any Exhibit or certificate delivered by or on behalf of ebuy in connection herewith; and

                                (2)  Any nonfulfillment of any covenant or
agreement by ebuy under this Agreement.

                d.  Indemnification Procedures.  All claims or demands for
                    --------------------------
indemnification under this Paragraph ("Claims") will be asserted and resolved as follows:

                        i. In the event that any ebuy Indemnified Party or NISSCO Indemnified Party (collectively, "Indemnified Party") has a Claim against any party obligated to provide indemnification pursuant to this Paragraph (individually and collectively, the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party will with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible ("Claim Notice"). If the Indemnifying Party does not notify the Indemnified Party within thirty days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a statement of the basis of such position, the amount of such Claim will be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Paragraph, the Indemnified Party will respond in a written statement to the objection within thirty days and, for sixty days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to such Claim (and, if the parties should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties).

                        ii. In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party ("Third Party Claim), the Indemnified Party will deliver a Claim Notice including a copy of the claim if such claim was made in writing to the Indemnifying Party. The Indemnifying Party will have thirty days from the date of delivery of the Claim Notice to notify the Indemnified Party (i) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (ii) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party will deem necessary or appropriate to protect the Indemnified Party's interests.

                        iii. In the event that the Indemnifying Party timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Parties' obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party will defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. The Indemnified Party will cooperate with the Indemnifying Party's defense against any third-party claim. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party's sole discretion and the Indemnified Party will be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs Notice Date expenses were incurred.

                        iv. If at any time, in the reasonable opinion of the Indemnified Party, notice of which will be given in writing to the Indemnifying Party, any Third Party Claim seeks material prospective relief which could have an adverse effect on the assets, liabilities, financial condition or results of operations of the Indemnified Party, the Indemnified Party will have the right to control or assume (as the case may be) the defense of any such Third Party Claim; provided, however, that the Indemnified Party will not settle any such Third Party Claim without the prior consent of the Indemnified Party, which consent will not be unreasonably withheld. If the Indemnified Party elects to exercise such right the Indemnifying Party will have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

                        v. Subject to the provisions of this Paragraph, the Indemnified Party's failure to give reasonably. prompt notice as required by this Paragraph of any actual. threatened or possible claim or demand which may give rise to a right of indemnification hereunder will not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudices the Indemnifying Party.

                        vi. The parties will make appropriate adjustments for any tax benefits, tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Paragraph, provided that the Indemnified Party will be obligated to make reasonable efforts to continue pursuing any payment pursuant to the terms of any insurance policy or to assign its rights under such policy to the Indemnifying Party.

                e.  Survival of Representations and Warranties.  The
                    ------------------------------------------
representations of each of NISSCO and ebuy will survive the Closing for a period of eighteen (18) months.

        9.  Taxes and Expenses.  NISSCO hereby covenants and agrees to assume
            ------------------
and pay all taxes on the transfer to ebuy of the Assets hereunder, including any sales, excise, recordation, or transfer tax. Except as otherwise specifically provided for in this Agreement, NISSCO will be responsible for and will pay all costs, liabilities and other obligations incurred by NISSCO in connection with the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by NISSCO, including legal and accounting fees.

        10.  Noncompetition.
             --------------

                a.  Prohibited Activities.  For a period of two (2) years
                    ---------------------
following the Closing Date, NISSCO, EVCL, Richard Kandel ("Kandel") and Randall
K. Davis ("Davis") will not:

                        i. Engage, as an officer, director, stockholder, owner, partner, member, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor, or sales representative, in any group purchasing organization selling any MRO products or services in direct competition with the business sold by NISSCO and operated by ebuy as it exists on the Closing Date;

                        ii. Call upon any person who is, at that time, an employee of ebuy or any subsidiary of ebuy in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of ebuy or any subsidiary of ebuy;

                        iii. Call upon any person who is at that time, or has been within one year prior to that time, a Vendor or Member of the business sold by NISSCO, for the purpose of soliciting or selling products or services in direct competition with the business sold by NISSCO; or

Notwithstanding the above, the foregoing covenant will not be deemed to prohibit NISSCO, EVCL, Kandel or Davis from acquiring as an investment not more than one percent (1.0%) of the outstanding voting capital stock of a competing business whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.

                b.  Damages.  Because of the difficulty of measuring economic
                    -------
losses to ebuy as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to ebuy for which it would have no other adequate remedy, NISSCO, EVCL, Kandel and Davis agree that, in the event of a breach of the foregoing covenant by any of them, the covenant may be enforced against the breaching party by ebuy by, without limitation, injunctions and restraining orders.

                c.  Reasonable Restraint.  It is agreed by the parties that the
                    --------------------
foregoing covenants in this Paragraph impose a reasonable restraint on NISSCO, EVCL, Kandel and Davis subject to this Paragraph in light of the activities and business of ebuy on the date of the execution of this Agreement and the current and future plans of ebuy (as successors to the business of NISSCO).

                d.  Severability; Reformation.  The covenants in this Paragraph
                    -------------------------
are severable and separate, and the unenforceability of any specific covenant will not affect the provisions of any other covenant. Moreover, in the event that any court of competent jurisdiction will determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement will thereby be reformed.

                e.  Independent Covenant.  All of the covenants in this
                    --------------------
Paragraph will be construed as an agreement independent of any other provision of this Agreement and the existence of any claim or cause of action of NISSCO against ebuy, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement of such covenants. It is specifically agreed that the period of two (2) years stated above will be computed by excluding from such computation any time during which any person subject to this Paragraph is in violation of any provision of this Paragraph and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement in which action ebuy seeks to enforce the agreements and covenants of the persons set forth in this Paragraph or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement; provided, however, that if any person is found not to be in violation of the agreements or covenants in any such activity the period during which the action was pending will not be excluded from such computation.

                f.  Materiality.  ebuy and NISSCO, EVCL, Kandel, and Davis
                    -----------
hereby agree that the covenants set forth in this Paragraph are a material and substantial part of the transactions contemplated by this Agreement, and that no portion of the Purchase Price will be paid for or allocated to the covenants set forth in this Paragraph.

        11.  ebuy's Conditions of Closing.  The obligation of ebuy to purchase
             ----------------------------
and pay for the Assets and to assume the liabilities and obligations set forth herein will be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions which is not waived in writing by ebuy:

                a. All representations and warranties of NISSCO contained in this Agreement and the Schedules hereto will be true and correct at and as of the Closing Date, and NISSCO has performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement and ebuy has received a certificate of an authorized officer of NISSCO dated the Closing Date to such effect.

                b. There has been no material adverse change since the date of the Financial Statements in the financial condition, business or affairs of NISSCO, and ebuy has received a certificate of the principal financial officer of NISSCO dated the Closing Date to such effect.

                c. NISSCO has delivered to ebuy a Certificate of the Secretary of State (or other authorized public official) of NISSCO's jurisdiction of incorporation certifying as of a date reasonably close to the Closing Date that NISSCO has filed all required reports, paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

                d. ebuy has received from counsel for NISSCO an opinion, dated the Closing Date, in form and substance reasonably satisfactory to ebuy and its counsel.

                e. NISSCO has obtained all authorizations, consents, waivers and approvals as may be required in connection with the assignment of those contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments to be assigned to ebuy pursuant to this Agreement.

                f.  NISSCO has executed and delivered the Bill of Sale to ebuy.

                g. NISSCO has delivered to ebuy a certificate of its corporate Secretary certifying (i) Resolutions of its stockholders and Board of Directors authorizing execution of this Agreement and the execution, performance and delivery of all agreements. documents and transactions contemplated hereby; and
(ii) The incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

                h. Neither any investigation of NISSCO by ebuy, nor the Schedules attached hereto or any supplement thereto nor any other document delivered to ebuy as contemplated by this Agreement have revealed any facts or circumstances which, in the sole and exclusive judgment of ebuy and regardless of the cause thereof, reflect in an adverse way on NISSCO or its financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects.

                i. The approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby have been obtained.

                j. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding has been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

                k. As of the Closing, there will be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on ebuy.

        12.  NISSCO's Conditions of Closing.  The obligation of NISSCO to sell,
             ------------------------------
grant, convey, assign, transfer and deliver the Assets will be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions which is not waived in writing by NISSCO:

                a. All representations and warranties of ebuy contained in this Agreement will be true and correct at and as of the Closing Date and ebuy has performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and NISSCO has received a certificate of ebuy dated the Closing Date to such effect.

                b. ebuy has effected payment of the Purchase Price in accordance with the prior written instructions of NISSCO.

                c. ebuy has delivered to NISSCO a certificate of its corporate Secretary certifying:

                        i. Resolutions of its Board of Directors authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                        ii. The incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

                d. The approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby have been obtained.

                e. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding has been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

                f. As of the Closing, there will be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on NISSCO.

        13.  General and Miscellaneous.
             -------------------------

                a.  Successors and Assigns.  This Agreement and the rights of
                    ----------------------
the parties hereunder may not be assigned (except by operation of law) and will be binding upon and will inure to the benefit of the parties hereto, and the successors in interest of the parties hereto.

                b.  Entire Agreement; Amendment; Waiver.  This Agreement sets
                    -----------------------------------
forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement will not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any extension or waiver by any party of any provision hereto will be valid only if set forth in an instrument in writing signed on behalf of such party.

                c.  Counterparts.  This Agreement may be executed in any number
                    ------------
of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered (which deliveries may be made by telefax) will be deemed to be an original, and all of which counterparts taken together will constitute but one and the same instrument.

                d.  Brokers and Agents.  ebuy and NISSCO each represent and
                    ------------------
warrant to the other that they have not employed any broker or agent in connection with the transactions contemplated by this Agreement, and each agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by either such party.

                e.  Specific Performance.  Each party hereto acknowledges that
                    --------------------
the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including, without limitation, the noncompetition provisions and the confidentiality obligations. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto has the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

                f.  Notices.  Any notice, request, claim, demand, waiver,
                    -------
consent, approval or other communication which is required or permitted hereunder will be in writing and will he deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

If to ebuy to:

                              ebuyxpress.com, LLC
                              45600 Terminal Drive
                             Dulles, VA 20166-4300
                              (Fax: 703-707-2454)

with a required copy to:

                             Ralph K Polachek, Esq.
                               25588 Poland Road
                            Chantilly, VA 20152-1922
                              .(Fax: 703-649-3253)

If to NISSCO:

                              NISSCO/Sunline, Inc.
                                1023 Mondes St.
                             San Antonio, TX 78205
                                  210-227-9161
                              (Fax: 210-224-2169)

with a required copy to:

                             William Alberts, Esq.
                     Akin, Gump, Straus, Hauer & Feld, LLP
                          300 Convent St., Suite 1500
                             San Antonio, TX 78205
                                  210-281-7085
                              (Fax. 210-224-2035)

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, faxed, mailed or dispatched and, if given by any other means, will be deemed given only when actually received by the addressees.

                g.  Governing Law.  This Agreement will be governed by and
                    -------------
construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive laws of any other jurisdiction.

                h.  Severability.  If any provision of this Agreement or the
                    ------------
application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, will not be affected thereby, and to this end the provisions of this Agreement will be severable.

                i.  Absence of Third Party Beneficiary Rights.  No provision of
                    -----------------------------------------
this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, employee or partner of any party hereto or any other person or entity.

                j.  Further Representations.  Each party to this Agreement
                    -----------------------
acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement.

     In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

[Signatures on next page]

                   Signature Page to Asset Purchase Agreement


ebuy:
ebuyxpress.com, LLC


By:                                                Date:  September 29, 2000
   ----------------------------------
   Chad L. MacDonald, Member


NISSCO:
NISSCO/Sunline, Inc.


By:                                                Date:  September 29, 2000
   ----------------------------------
   Richard Kandel, President


EVCL:
Enviro-Clean of America, Inc.


By:                                                Date:  September 29, 2000
   ----------------------------------
   Randall K. Davis, President


And for purposes of acknowledging and agreeing to the provisions of Paragraph 10, and no other purpose:



-------------------------------------
Richard Kandel



-------------------------------------
Randall K. Davis